Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated (i) March 30, 2021, relating to the consolidated financial statements of Partners Bancorp for the year ended December 31, 2020, and (ii) March 24, 2020, relating to our audit of the consolidated balance sheet of Virginia Partners Bank and subsidiaries as of December 31, 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the period from November 16, 2019 to December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Yount, Hyde & Barbour, P.C.

Richmond, Virginia

January 14, 2022